Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The following lists the subsidiaries of Allegheny Technologies Incorporated, excluding those subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

Name of Subsidiary	State or Country of Incorporation
ALC Funding Corporation	Delaware
Allegheny Ludlum, LLC	Pennsylvania
ATI Funding Corporation	Delaware
ATI Ladish LLC	Wisconsin
ATI Lux Finance SARL	Luxembourg
ATI Lux Holdings SARL	Luxembourg
ATI Operating Holdings, LLC	Delaware
ATI Properties, Inc.	Delaware
ATI Titanium, LLC	Delaware
Cuttech Limited	United Kingdom
International Hearth Melting, LLC	Oregon
Oregon Metallurgical, LLC	Oregon
Shanghai STAL Precision Stainless Steel Company Limited(1)	China
TDY Holdings, LLC	Delaware
TDY Holdings Limited	United Kingdom
TDY Industries, LLC	California
TDY Limited	United Kingdom
(1)Owned 60% by the registrant and 40% by Baosteel Group Corporation.